Notice of:

1994 ANNUAL MEETING AND PROXY STATEMENT














GENERAL SIGNAL

                                            March 22, 1994



Dear Shareholder:

On behalf of the Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders to be held on Thursday, April 21, 1994 at 10:00 A.M. at the Corporation's headquarters, One High Ridge Park, Stamford, Connecticut 06904.

The Notice of Annual Meeting and Proxy Statement accompany this letter and provide an outline of the business to be conducted at the meeting. Also, I will report on the progress of the Corporation during the past year and answer shareholder questions.

It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the meeting in person, I urge you to complete, date and sign the enclosed proxy and promptly return it in the envelope provided. Your vote is important.

                                             Sincerely,

                        GENERAL SIGNAL CORPORATION
                 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              April 21, 1994



The Annual Meeting of Shareholders of GENERAL SIGNAL CORPORATION (the "Corporation") will be held at the Corporation's headquarters, One High Ridge Park, Stamford, Connecticut 06904, on Thursday, April 21, 1994, at 10:00 A.M. for the following purposes:

    1.   To elect six directors;

    2. To approve an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation;

    3. To approve the appointment of Ernst & Young to serve as the Corporation's independent auditors for the year 1994; and

    4. To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 10, 1994 will be entitled to vote at the meeting. A copy of the Corporation's Annual Report to Shareholders for the year 1993 has been provided to each shareholder of record.

                                       By Order of the Board of Directors



                                       EDGAR J. SMITH, JR.
                                       Vice President, General
                                       Counsel and Secretary

March 22, 1994


It is important that your shares be represented at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please complete and return your proxy in the enclosed envelope as soon as possible.

                    P R O X Y   S T A T E M E N T

                        GENERAL SIGNAL CORPORATION
                            One High Ridge Park
                              P.O. Box 10010
                            Stamford, CT 06904

                 VOTING PROCEDURES AND SECURITY OWNERSHIP

Voting of Proxies

Your proxy in the form enclosed is solicited by the Board of Directors of the Corporation for use at the Annual Meeting of Shareholders to be held on April 21, 1994, and all valid proxies will be voted. Except to the extent that contrary instructions are given by shareholders in the places provided for this purpose in the proxy, it is the intention of the persons named in the proxy to vote for the nominees for the Board of Directors, for the approval of an amendment to the Certificate of Incorporation to increase the number of authorized shares of Common Stock of the Corporation and for the approval of the appointment of Ernst & Young as independent auditors. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for the purpose of determining a quorum, but will not be counted as votes cast on such matters. A proxy may be revoked at any time prior to its use. Such revocation may be made in person at the Annual Meeting by a notice in writing delivered to the Secretary or by a proxy bearing a later date. Only shareholders of record at the close of business on March 10, 1994 will be entitled to vote at the Annual Meeting. There were 47,442,958 shares of Common Stock issued and outstanding on the record date (excluding treasury shares), each of which is entitled to one vote on any matter voted upon at the meeting. This Proxy Statement and the enclosed form of proxy were first sent to shareholders on or about March 22, 1994.

The expense of proxy solicitation will be borne by the Corporation. Depending upon the response to the initial solicitation by mail, proxies may be solicited in person or by telephone or telegraph by officers or regular employees of the Corporation. D.F. King & Co., Inc., 77 Water Street, New York, New York 10005, has been retained by the Corporation to assist in such solicitation at a total estimated cost of $11,000.

Confidential Voting

If a shareholder requests confidentiality on the proxy card or ballot, the shareholder meeting proxies, ballots and voting tabulations that identify the particular vote of the shareholder will be held permanently confidential except as necessary to meet applicable legal requirements. The tabulators and inspectors of election for the meeting are employees of The Bank of New York and are, therefore, independent. The Corporation has an agreement with the tabulators and inspectors of election requiring them to comply with the Corporation's confidential voting policy.

Security Ownership of Certain Beneficial Holders

The following table sets forth information based upon the Corporation's records and Security and Exchange Commission filings with respect to each person known to be the beneficial owner of more than 5% of the Common Stock of the Corporation as of December 31, 1993.


Name and Address of          Amount and Nature of
Beneficial Owner             Beneficial Ownership  Percent of Class

J. P. Morgan & Co., Incorporated
   60 Wall Street
   New York, NY  10260       5,414,462 shares (1)        11.43%

College Retirement Equity Fund
   730 Third Avenue
   New York, NY  10017-3206
                              2,751,000 shares (2)        5.81%




Notes:

(1) J. P. Morgan & Co., Incorporated has sole voting power with respect to 3,024,972 shares, shared voting power with respect to 3,400 shares, sole dispositive power with respect to 5,382,019 shares and shared dispositive power with respect to 32,443 shares.

(2) College Retirement Equity Fund has sole voting power and sole dispositive power with respect to 2,751,000 shares.

Security Ownership of Management

The following table shows the number of shares of Common Stock of the Corporation and "stock units" with the value tied to the value of the Common Stock beneficially owned as of February 22, 1994 (unless otherwise noted) by each director, each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. All directors and executive officers as a group owned 1.89% of the outstanding Common Stock on that date.

NAME                                  SHARES                 STOCK
                                      OWNED (1)              UNITS

Ralph E. Bailey                       5,175                   --
Van C. Campbell                         800                   --
Edmund M. Carpenter                 304,174                   414(3)
Ronald E. Ferguson                    2,390                 4,302(3)
Joel S. Friedman                    123,481(4)                171(3)
John P. Horgan                        9,024(2)                --
C. Robert Kidder                      1,000                   --
Richard J. Kogan                      1,000                   --
Peter A. Laing                      120,007                   164(3)
Stephen W. Nagy                     111,127                   472(3)
Nathan R. Owen                       55,784(2)                --
Roland W. Schmitt                       839(2)                --
John R. Selby                         2,580(2)                --
Edgar J. Smith, Jr.                  47,162                   302(3)
All directors and executive
officers as a group
(21 persons)                        895,590(5),(6)           112,849
                                         (footnotes on next page)

(Footnotes for prior page)

Notes:

(1) The figures shown include the interest of executive officers of the Corporation in an aggregate of 41,537 shares of Common Stock held by the trustee under the Corporation's Savings and Stock Ownership Plan (the "Savings Plan") as of December 31, 1993 and include the following shares of Common Stock which the persons listed have the right to acquire as of February 22, 1994 or within 60 days of that date through the exercise of stock options: Edmund M. Carpenter (256,251); Joel S. Friedman (106,175); Peter A. Laing (111,856); Stephen W. Nagy (110,000); Edgar J. Smith, Jr. (31,662); and all directors and executive officers as a group (694,105).

(2) Messrs. Horgan, Owen, Schmitt and Selby have elected to defer all or part of their cash compensation as directors and to receive in lieu thereof restricted stock under the Corporation's 1992 Stock Incentive Plan (see page 6 for a description of this Plan as it applies to non-employee directors). The figures shown include the shares of restricted stock with respect to which the holders have sole voting power, but no investment power during the restricted period as follows: John P. Horgan, (1,024); Nathan
R. Owen (1,880); Roland W.  Schmitt (439); and John R. Selby (1,980).

(3) For the executive officers, the "stock units" represent compensation deferred and credited as "phantom stock units" under the Corporation's Deferred Compensation Plan (see pages 22 and 23 for a description of this Plan). For Ronald E. Ferguson, the "stock units" represent director fees deferred to his share-denominated account under the Corporation's Deferred Compensation Plan for Directors (see page 6 for a description of this Plan). Under both Plans, the value of the "stock units" at the time of distribution will be based on the market value of the Corporation's Common Stock, but the deferred amounts will be paid in cash.

(4) Includes 5,200 shares owned by the wife of Joel S. Friedman with respect to which he does not disclaim beneficial ownership.

(5) Includes 2,720 shares of restrictive stock held by three current executive officers not named in the Summary Compensation Table with respect to which the holders have sole voting power, but no investment power during the restricted period.

(6) Includes 200 shares owned by the children of an executive officer not named in the Summary Compensation Table with respect to which he does not disclaim beneficial ownership.

                            BOARD OF DIRECTORS
The Board of Directors is divided into three classes with the directors in each class serving for a term of three years. The term of office of one class of directors expires each year in rotation so that one class is elected at each Annual Meeting for a full three-year term. Directors elected by the Board to fill a vacancy (including a vacancy created by an increase in the the number of directors) may be elected only for a term expiring at the next Annual Meeting.


Regularly scheduled meetings of the Board of Directors are currently held sev-en times each year, and additional special meetings are called whenever neces-sary. In 1993 there were seven meetings of the Board. The Board's current policy is to consider dividend action in March, June, September and December.

The Board of Directors has established an Audit Committee, an Employee Bene-fits Committee, an Executive Committee, a Personnel and Compensation Commit-tee and a Committee on Directors. Except for Edmund M. Carpenter, who serves on the Executive Committee, the directors serving on these committees are non-employee directors.

The members of the Audit Committee are John R. Selby (Chairman), Van C. Camp-bell, C. Robert Kidder and Richard J. Kogan. This Committee discusses audit and financial reporting matters with both management and the Corporation's independent auditors. To ensure complete independence, the auditors meet with the Audit Committee both with and without the presence of management represen-tatives. The Audit Committee met three times in 1993.

The members of the Employee Benefits Committee are John P. Horgan (Chairman), Van C. Campbell, C. Robert Kidder, Nathan R. Owen and Roland W. Schmitt. The Employee Benefits Committee provides guidance to the Corporate Pension Board as requested and reviews the actions of the Corporate Pension Board, which is an internal committee having overall responsibility for benefits planning and administration. The Employee Benefits Committee met four times in 1993.

The members of the Executive Committee are Nathan R. Owen (Chairman), Ralph E. Bailey, Edmund M. Carpenter, Ronald E. Ferguson, John P. Horgan and John R. Selby. The Executive Committee has the authority to exercise in the interim periods between meetings of the Board of Directors all of the rights, powers and duties of the Board of Directors, except those that cannot lawfully be delegated. The Executive Committee did not meet in 1993.

The members of the Personnel and Compensation Committee are Ronald E.Ferguson (Chairman), Ralph E. Bailey, John P. Horgan, Richard J. Kogan and John R. Selby. The Personnel and Compensation Committee assists the Board of Direc-tors in overseeing the compensation of the executive officers and, through liaison with the Board, administers the executive compensation programs. The Personnel and Compensation Committee met four times in 1993.

The members of the Committee on Directors are Ralph E. Bailey (Chairman), Ronald E. Ferguson, and Roland W. Schmitt. The responsibilities of the Com-mittee on Directors include making recommendations to the Board with regard to Committee structure, compensation and benefits for directors, the qualifi-cations of directors and candidates for election as directors. In addition, the Committee on Directors is responsible for reviewing the performance and succession of the Chief Executive Officer. The Committee on Directors recom-mended that the Board nominate the six persons whose names and biographical summaries appear on succeeding pages for election as directors. The Com-mittee on Directors met two times in 1993.

Any shareholder entitled to vote at a meeting may nominate persons for elec-tion as directors if written notice of such intent is delivered or mailed, postage prepaid, and received by the Secretary at the principal executive offices of the Corporation not less than 45 days nor more than 60 days prior to such meeting. In the event less than 55 days prior public disclosure of the meeting date is made to shareholders, or if the only public disclosure of the meeting date is made by written notice, a shareholder's notice must be re-ceived no later than the close of business on the tenth day following the day such notice of the meeting date was mailed or public disclosure was made. The shareholder notice must include the following information about the proposed nominee: (a) name, age, and business and residence addresses; (b) principal occupation or employment;(c) class and number of shares or securities of the Corporation beneficially owned; (d) any other information required to be dis-closed in solicitations of proxies pursuant to Regulation 14A of the Securities Exchange Act of 1934, as amended, including the proposed nominee's written con-sent to being named in the proxy and to serve if elected. The notice must also include information on the shareholder making the nomination, such as name and address as it appears on the Corporation's books and the class and number of shares of the Corporation beneficially owned. The nomination of any person not made in compliance with the foregoing procedures shall be disregarded.

Directors' Compensation

Employee directors receive no fees or compensation for services as members of the Board of Directors. Directors who are not employees currently receive fees consisting of an annual retainer of $20,000 for Board service and an an-nual retainer of $3,000 for each Board Committee of which the director is Chairman. In addition, each non-employee director receives an attendance fee of $1,200 for each Board meeting attended, $1,000 for each Board Committee meeting attended and reimbursement for expenses incurred in connection with such meetings.

Under the Corporation's 1992 Stock Incentive Plan, each non-employee director may elect to defer all or part of his cash compensation as a director and to receive in lieu thereof restricted stock subject to a five-year restriction period. In consideration for forgoing cash compensation, the value of the re-stricted shares is 10% greater than the amount of the director's cash compen-sation elected to be deferred. Four directors elected to defer compensation for 1993 under this Plan.

The Corporation has a Deferred Compensation Plan for Directors which permits the deferral, at the election of the director, of all or part of the compensa-tion he receives for his services as a director. Compensation so deferred may be denominated in dollar amounts or in units based on the value of shares of Common Stock of the Corporation. Share-denominated accounts are credited with dividends when paid, and dollar amounts bear interest based on the annual yield for long-term U.S. government bonds. Deferred amounts become payable in cash in a lump sum in an amount equal to the value of the cash or units then credited to the director's account or in installments over such period and commencing at such time as the director may elect. One director elected to defer compensation for 1993 under this Plan.

The Corporation has a retirement plan for non-employee directors who retire from the Board with one or more years of service as a non-employee director. The annual benefits payable to a director for his lifetime on and after reach-ing age 65 are equal to 10% of the annual Board retainer (exclusive of any committee compensation) in effect at the time of such director's retirement for each year of service as a non-employee director, to a maximum of 100%.

The Corporation pays the premiums on indemnity and liability insurance, fiduciary insurance and business travel accident insurance policies which provide coverage for the directors.

The directors are eligible to participate in the Corporation's Matching Gifts to Education Program. Under this program, a minimum of $25 up to a maximum of $5,000 per eligible institution is matched. The maximum permissible annual participation per director is $5,000.

The Corporation has a Director's Charitable Award Program funded by life insurance policies on directors as part of its overall program of charitable giving. Beginning at the death of a director, the Corporation will donate $100,000 per year for ten years to the educational institutions recommended by the director. To be eligible to receive a donation, a recommended institution must be eligible to receive matching gifts under the Corporation's Matching Gifts to Education Program. During 1993, the Corporation paid $358,825 in premiums for these policies. A director may not personally benefit from any recommended donation or use a donation in satisfaction of any currently outstanding or future pledge or obligation of the director to the recommended institution. All directors are eligible to participate in the program.

The Corporation has a consulting agreement with Nathan R. Owen, who retired from the Corporation at normal retirement age on June 1, 1984, providing for a consulting fee of $50,000 per year for the original seven-year term of the agreement. This agreement was renewed for the period June 1, 1993 through May 31, 1994.

                    PROPOSAL 1 - ELECTION OF DIRECTORS

At the meeting, six directors are to be elected. Three directors will be elected to hold office until the 1997 Annual Meeting of Shareholders, two directors will be elected to hold office until the 1996 Annual Meeting, and one director will be elected to hold office until the 1995 Annual Meeting. All of the nominees are currently directors. There is no cumulative voting, and directors will be elected by a plurality of the votes cast at the Annual Meeting either in person or by proxy. The remaining directors of the Corporation will continue to serve in accordance with their previous election.

Unless authority is withheld by the shareholders, it is the intention of the persons named in the enclosed proxy to vote for the nominees listed and, in the event any nominees are unable or decline to serve, to vote for the balance of the nominees and for substitutes selected by the Board of Directors. The name, principal occupation and other information concerning each director are set forth on pages 8, 9 and 10.

 The Board of Directors recommends that shareholders vote FOR the nominees.

                         NOMINEES FOR WHOM PROXIES
                               WILL BE VOTED

Nominees for Directors for
Terms to Expire in 1997

(photo)                      RONALD E. FERGUSON
                             Director Since:  1986
                             Age:  52




Chairman and Chief Executive Officer since 1987 and President of General Re Corporation since 1983; and previously held various other management positions since joining General Re Corporation/General Reinsurance Corporation in 1969. Also a director of Colgate-Palmolive Company.


(photo)                      C. ROBERT KIDDER
                             Director Since:  1992
                             Age:  49



Chairman of the Board and Chief Executive Officer of Duracell International, Inc. since April 1992; Chairman of the Board, President and Chief Executive Officer of Duracell International, Inc. from August 1991 until April 1992; President and Chief Executive Officer of Duracell International, Inc. from June 1988 until August 1991; and President, Duracell Inc., a subsidiary of Kraft Inc., from 1984 to June 1988. Also a director of Dean Witter, Discover & Co.



(photo)                      JOHN R. SELBY
                             Director Since:  1986
                             Age:  64



Former Chairman from 1986 to November 1993 and Chief Executive Officer from 1971 to November 1993 of SPS Technologies, Inc. Previously President and Chief Executive Officer of SPS Technologies, Inc. from 1971 to 1986; President of U.S. Motors Division of Emerson Electric Company from 1969 to 1971; Vice President Manufacturing of Emerson Electric Company from 1968 to 1969; and Vice President European Operations of The Trane Company from 1966 to 1968. Also a director of Berwind Industries, Inc.

Nominees for Directors for
Terms to Expire in 1996

(photo)                           RALPH E. BAILEY
                                  Director Since:  1982
                                  Age:  70


Chairman of United Meridian Corporation, a publicly traded company engaged in making equity investments in the oil and gas industry, as well as Chairman and Chief Executive Officer of American Bailey Corporation, a private holding company, since April 1987. Former Chairman and Chief Executive Officer of Conoco Inc. from 1979 to March 1987 and Vice Chairman of E.I. du Pont de Nemours & Company from 1981 to March 1987. Also a director of The Williams Companies, Inc.



(photo)                      ROLAND W. SCHMITT
                             Director Since:  1987
                             Age:  70


President Emeritus since July 1993 and President of Rensselaer Polytechnic Institute from March 1988 to July 1993. Previously Senior Vice President-Science and Technology of General Electric Company from 1986 to February 1988, Senior Vice President for Corporate Research and Development from 1982 to 1986, Vice President for Corporate Research and Development from 1978 to 1982 and previously held various other management positions since joining General Electric Company in 1951. Also a member and former Chairman of the National Science Board and former Councillor of the National Academy of Engineering.


Nominee for Director for
Term to Expire in 1995


(photo)                      NATHAN R. OWEN
                             Director Since:  1960
                             Age:  74


Chairman of the Executive Committee of the Corporation since 1980. Previously Chairman and Chief Executive Officer of the Corporation from 1962 to April 1984.

                      DIRECTORS WHOSE TERMS OF OFFICE
                       DO NOT EXPIRE AT THIS MEETING

Continuing Director Whose
Term Expires in 1996

(photo)                      JOHN P. HORGAN
                             Director Since:  1971
                             Age:  70

Private investor since 1971. Previously a General Partner of J. H. Whitney & Co., a private investment company, and also served as a director of the Corporation from 1960 to 1967. Also a director of DTX Corporation.


Continuing Directors Whose
Terms Expire in 1995

(photo)                      VAN C. CAMPBELL
                             Director Since: 1992
                             Age:  55


Vice Chairman for Finance and Administration since 1983 and a director of Corning Incorporated. Previously Senior Vice President and General Manager-Consumer Products Division from 1981 to 1983, Senior Vice President-Finance from 1980 to 1981, Vice President-Finance from 1975 to 1980, Vice President-Treasurer from 1972 to 1975 and previously held various management positions since joining Corning Incorporated in 1965. Also a director of Armstrong World Industries, Inc., Corning International Corporation and Dow Corning Corporation.


(photo)                      EDMUND M. CARPENTER
                             Director Since:  1988
                             Age:  52


Chairman and Chief Executive Officer of the Corporation since May 1988. Previously Director, President and Chief Operating Officer of ITT
Corporation from 1985 to 1988 and Executive Vice President of ITT
Corporation from 1983 to 1985. Also a director of Campbell Soup Company, Dana Corporation, Electroglas, Inc. and Texaco Inc.


(photo)                      RICHARD J. KOGAN
                             Director Since: 1992
                             Age: 52

President and Chief Operating Officer since January 1986 and a director of Schering-Plough Corporation. Previously Executive Vice President
(Pharmaceutical Operations) from 1982 to 1986. Also a director of National Westminster Bancorp, Inc.

PROPOSAL 2 - AMENDMENT TO THE CERTIFICATE OF INCORPORATION TO INCREASE
             THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK

On February 3, 1994, the Board of Directors approved, subject to shareholder approval, an amendment to the Corporation's Certificate of Incorporation to increase the number of authorized shares of Common Stock from the present 75,000,000 to 150,000,000.

Of the 75,000,000 shares of Common Stock presently authorized, as of March 10, 1994, there were 47,442,958 shares issued and outstanding (excluding 16,059,226 treasury shares), and 3,328,680 shares reserved for issuance upon the exercise or grant of stock options or restricted stock under the Corporation's stock plans.

The Board of Directors believes that the number of shares of Common Stock available for issuance is insufficient for possible future transactions, such as for the Rights Agreement, acquisitions, stock dividends or splits, stock sales or other financing arrangements.

The proposed amendment, if adopted, would make an additional 75,000,000 shares of Common Stock available for issuance from time to time without further shareholder approval, unless such approval is required by law or by rules and regulations of the New York Stock Exchange or the Pacific Stock Exchange. There are no present plans, agreements, commitments or understandings with regard to the issuance of such proposed additional shares. Shareholders do not have and, if the proposed amendment to the Certificate of Incorporation is approved, will not have preemptive rights to purchase any of such additional shares.

If the amendment is approved, the first paragraph of Article 3 to the Corpor-ation's Certificate of Incorporation will be modified to read as follows:

3. Capital. The total number of shares that may be issued by the Corporation is 160,000,000 of which 10,000,000 shares,of the par value of $1.00 per share, shall be preferred ("Preferred Stock") and 150,000,000 shares, of the par value of $1.00 per share, shall be common ("Common Stock").

The Board of Directors recommends that shareholders vote FOR the foregoing proposal. A favorable vote of a majority of all the outstanding shares of the Corporation entitled to vote is required for approval.

               PROPOSAL 3 - AUTHORIZATION OF APPOINTMENT OF
                            INDEPENDENT AUDITORS

The Board of Directors recommends that Ernst & Young be appointed as independent auditors for 1994. Submission of the selection to shareholders is not required. The Board of Directors will reconsider the selection if it is not approved by the shareholders.

Ernst & Young served as the Corporation's independent auditors in 1993. It is expected that representatives of Ernst & Young will be present at the Annual Meeting with the opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

During 1993, Ernst & Young performed various professional services in connection with its audit of the financial statements of the Corporation and its consolidated subsidiaries, including assistance and consultation in connection with filings with the Securities and Exchange Commission, audits of certain employee benefits plan financial statements, attendance at Audit Committee meetings and consultation in connection with various business, accounting and tax matters.

The Board of Directors recommends that shareholders vote FOR the approval of the proposal to authorize the Board of Directors to appoint Ernst & Young to serve as independent auditors for 1994.

                          EXECUTIVE COMPENSATION

The following disclosure and discussion of executive compensation is intended to provide shareholders with an understanding of the Corporation's executive compensation program and actions affecting the compensation of the Chairman and Chief Executive Officers. Included are:

 (a) the Summary Compensation Table;
 (b) Option Grants Table;
 (c) the Option Exercises and Year-End Value Table;
 (d) the Pension Plan Table;
 (e) the Performance Graph on Comparison of Five-Year Cumulative Total Return among General Signal Corporation, S&P 500 Index and the S&P Cap Goods Index; and
 (f) the Report of the Personnel and Compensation Committee on Executive Compensation.
                                      12

                        SUMMARY COMPENSATION TABLE

The following table shows compensation information for each of the Corporation's five highest paid executive officers for services in all capacities during 1993, 1992 and 1991.

                         Annual Compensation            Long Term Compensation
                                                                   Awards      Payouts
Name and Principal
Position          Year Salary   Bonus    Total (Salary  Other   Re-      Option   Long      All
                       ($)      ($)(1)   & Bonus)($)    Annual  stricted Grants   Term      Other
                                                        Com-    Stock    (#)(3)   Incen-    Com
                                                        pensa-  Awards            tive      pensa
                                                        tion    ($)(2)            Plan      tion
                                                        ($)                       Payouts   ($)(5)
                                                                                  ($)(4)
Edmund M.Carpenter
Chairman of the   1993 $733,654 $450,000 $1,183,654     ---     ---      87,500   ---       $17,511
Board and Chief                                                          17,500
Executive Officer 1992 $725,577 $420,000 $1,145,577     ---     ---      ---      ---       $ 9,154
                  1991 $650,000 $312,200 $  962,200     ---     ---      300,000  $187,800  $ 7,845

Joel S. Friedman
Senior Vice       1993 $305,154 $181,000 $  486,154     ---     ---      27,500   ---       $12,772
President-        1992 $300,481 $182,000 $  482,481     ---     ---      ---      ---       $9,154
Operations        1991 $265,000 $122,000 $  387,000     ---     ---      120,000  $67,000   $7,845

Peter A. Laing
Senior Vice       1993 $291,769 $173,000 $  464,769     ---     ---      27,500   ---       $12,628
President-        1992 $300,481 $182,000 $  482,481     ---     ---      ---      ---       $ 9,154
Operations        1991 $265,000 $122,000 $  387,000     ---     ---      120,000  $67,000   $ 7,845

Stephen W. Nagy
Senior Vice       1993 $281,365 $167,000 $  448,365     ---     ---      27,500   ---       $12,503
President-Finance 1992 $279,981 $170,000 $  449,981     ---     ---      ---      ---       $9,154
and Chief         1991 $252,173 $116,000 $  368,173     ---     ---      120,000  $67,000   $7,845
Financial Officer

Edgar J. Smith, Jr.
Vice President,   1993 $188,569 $ 84,000 $  272,569     ---     ---      6,750    ---       $10,903
General Counsel   1992 $186,335 $ 84,000 $  270,335     ---     ---      ---      ---       $9,154
and Secretary     1991 $169,808 $ 58,500 $  228,308     ---     ---      40,000   $26,300   $7,845

Notes:

(1)The bonus represents the amounts paid under the Corporation's Incentive Compensation Plan for services rendered during the specified calendar year. Such payments were made in the first quarter of the calendar year following the year in which the compensation was earned, i.e., the amount reported for 1993 reflects the amount earned for 1993 but paid in 1994.

(2)During 1993, 1992 and 1991, an aggregate of 29,170 shares of restricted stock was awarded to certain employees, including three current executive officers not named in the Summary Compensation Table. The shares covered by the restricted stock awards vest at a rate of 20% per year over a five-year period. During the restricted period, the holders of restricted stock have the right to vote the shares and to receive any cash dividends. At December 31, 1993, an aggregate of 2,720 shares of restricted stock was held by three current executive officers not named in the Summary Compensation Table with an aggregate value of $79,063. The figures in this footnote reflect the two-for-one stock split on July 7, 1993.

(3)Of the stock options granted in 1991, only one-third of the shares subject to the options is exercisable at a price equal to 100% of the fair market value on the date of grant. The remaining two-thirds of the options are exercisable at a premium (generally 15% above market value on the date of grant for the second one-third of the shares and generally 35% above market value on the date of grant for the remaining shares). These options
                                    (Footnotes continued on following page)

(Footnotes continued from preceding page)

are generally subject to a five-year vesting schedule. The figures for the 1991 stock option grant reflect the two-for-one stock split on July 7, 1993.

Only one option was granted in 1992 to an executive officer not named in the Summary Compensation Table.

The new stock options granted in 1993 are all exercisable at a price equal to 100% of the fair market value on the date of grant. These options are subject to a four-year vesting schedule. For further information regarding the replacement option for Edmund M. Carpenter, see footnote (3) on page 15.

The Corporation has never repriced stock options.

The stock option agreements for the executive officers and certain other corporate employees generally provide that immediately preceding a Change in Control, the stock options will be cancelled and the optionee will be paid cash equal to the difference between the option price and the Change in Control price. Payment for vested options would be made on the date of the Change in Control. Payment for unvested options would be made on the vesting schedule dates under the option agreements; provided, however, that any unvested options would be paid out in full upon Involuntary Termination, as defined in the agreements.

(4)These payouts represent the amounts paid under the Corporation's Long Term Incentive Plan for the three-year award period. Such payments were made in the first quarter of the calendar year following the last year of the award period in which the compensation was earned, i.e., the amount reported for 1991 reflects the amount earned for the 1989-1991 award period but paid in 1992.

(5)This represents the Corporation's matching contributions under (a) the Savings Plan which are invested in Common Stock of the Corporation or (b) the Corporation's Deferred Compensation Plan which are invested in "phantom stock units" (see pages 22 and 23 for a description of this Plan). Under the Savings Plan, eligible employees may save between 3% and 17% of their pay on a combined before- and after-tax basis subject to varying limitations on contributions to ensure compliance with the Internal Revenue Code (the "Code"). Eligible employees must elect to contribute a minimum of 3% of pay to participate. The Corporation contributes an amount equal to 3% of the pay of each employee who is actively participating in the Savings Plan after completing one year of service. The 3% contribution rate for the Corporation's contributions is increased to 4% if employee before-tax contributions of at least 3% of pay are invested in the fund primarily invested in shares of Common Stock of the Corporation.

                                OPTION GRANTS TABLE

The following table shows the individual grants of options that were made in 1993 to each of the executive officers named in the Summary Compensation Table and the potential value at stock price appreciation rates of 0%, 5% and 10%, over the term of the options. The potential value of all outstanding shares of Common Stock held by the Corporation's shareholders as of December 31, 1993 at the same appreciation rates is also shown. The 5% and 10% rates of appreciation are required to be disclosed by the Securities and Exchange Commission and are not intended to forecast possible future actual appreciation, if any, in the Corporation's stock prices. The actual value of the stock options to the executive officers will depend on the future price of the Corporation's Common Stock. The stock options will have no value to the executive officers if the price of the Corporation's Common Stock does not increase above the exercise price of the option.

                        Individual Grants                Potential Realizable Value
                                                         at Assumed Annual Rates
                                                         of Stock Price Apprecia-
                                                         tion for Option Term
Name       Number of  %of Total   Exercise or  Expira-  0%($) 5%($)       10%($)
           Securities Options     Base Price   tion
           Underlying Granted to  ($/Sh)       Date
           Options    Employees
           Granted    in 1993
           (#)(1)

Edmund M
Carpenter  87,500(2)  32.4%       $32.25       9/14/03  $0    $1,774,662  $4,497,342
           17,500(3)   6.4%       $34.88       2/21/01  $0    $  262,169  $  616,373

Joel S.
Friedman   27,500(2)  10.2%       $32.25       9/14/03  $0    $  557,751  $1,413,450

Peter A.
Laing      27,500(2)  10.2%       $32.25       9/14/03  $0    $  557,751  $1,413,450

Stephen W.
Nagy       27,500(2)  10.2%       $32.25       9/14/03  $0    $  557,751  $1,413,450

Edgar J.
Smith, Jr. 6,750(2)    2.5%       $32.25       9/14/03  $0    $  136,902  $  346,938

All
Shareholders   N/A    N/A         N/A          N/A      $0    $945,037,059$2,394,909,453
                                                                  (4)         (4)

__________

Notes:

(1)Options are exercisable at prices equal to 100% of the fair market value on the date of grant.

(2)Options may be exercised during a period that begins one year after the date of grant and ends ten years after the date of grant and are subject to a four-year vesting schedule.

(3)This represents a replacement ("reload") option which is an option granted when an optionee exercises a stock option by surrendering shares of Common Stock which the optionee already owns in payment of the exercise price. The replacement option covers the number of shares surrendered in the option exercise (including shares for applicable taxes) and has an exercise price equal to the market price on the date of exercise of the original option. The expiration date of the replacement option is the same as the expiration date of the option that was exercised. The replacement option becomes exercisable one year from the date the original option was exercised; provided, however, that the replacement option will be forfeited if the shares acquired on the exercise of the original option are sold for cash prior to holding them for at least one year.

(4)These amounts represent the growth in total shareholder value for a ten-year period at 5% and 10% annually, using a base price of $32.25 and 47,342,753 shares of Common Stock outstanding as of December 31, 1993 (excluding treasury shares). The percentage relationship of the potential realizable value for all the executive officers named in the Summary Compensation Table to that of all shareholders is .004%.

                 OPTION EXERCISES AND YEAR-END VALUE TABLE

The following table summarizes 1993 information relating to exercised and unexercised options for each executive officer named in the Summary Compensation Table.

          Aggregated Option            Number of Securities   Value of Un-
          Exercises in 1993            Underlying Unex-       exercised In-the-
                                       ercised Options Held   Money Options at Decem-
                                       at December 31, 1993   ber 31, 1993 ($) based
                                                              on $34.375 closing per
                                                              share stock price (1)

Name          Shares         Value     Exercisable   Unexer-    Exercisable  Unexer-
              Acquired       Realized  (#)           cisable    ($)          cisable
              on Exercise    ($)(1)                  (#)                     ($)
              (#)
Edmund M.
Carpenter     22,787         $275,401  218,359       285,000    $2,203,235   $1,154,513

Joel S.
Friedman       8,400         $76,950   94,380        99,500     $983,563     $449,438

Peter A.
Laing         11,600         $120,130  91,456        99,500     $940,643     $449,438
Stephen W.
Nagy          ---            ---       86,000        99,500     $825,930     $449,438

Edgar J.
Smith, Jr.     6,000         $77,370   34,308        30,750     $357,329     $144,674

Note:

(1)Market value of shares of Common Stock at exercise or at December 31, 1993 minus the exercise price.

                            PENSION PLAN TABLE

The following table shows the estimated annual retirement benefits payable based on the formula under the Corporate Retirement Plan of General Signal Corporation (the "Corporate Retirement Plan") and the Benefit Equalization Plan. This table assumes the normal retirement age of 65 for specified earnings and years of service, and that the employee will elect a straight-life annuity rather than one of the various survivor options.
The annual retirement benefits payable under any alternative survivor option will be lower than the amounts shown in the table.

As permitted by the Code and the Employee Retirement Income Security Act of 1974, to the extent that benefits must be reduced under the Corporate Retirement Plan due to limitations prescribed under Sections 401(a)(17)and 415 of the Code, the Corporation is authorized to pay retirement benefits out of the general funds of the Corporation under a non-qualified Benefit Equalization Plan. Benefits are calculated to equal the reduction.

Amounts shown are the benefits based on the current Covered Compensation amount of $22,800 applicable to 1993. Earnings covered by the Corporate Retirement Plan and the Benefit Equalization Plan for the executive officers named in the Summary Compensation Table substantially correspond with the total (salary and bonus) column shown in the Summary Compensation Table. Benefits for eligible employees are computed under a formula integrated with Social Security based upon years of service and average earnings during the five consecutive years of highest earnings during the employee's service with the Corporation.

                    ESTIMATED ANNUAL RETIREMENT BENEFITS


Average               Total Projected Years of Service
Annual
Earnings              10      15      20      25      30       35

$ 200,000         28,860    45,790  62,720  79,650   96,580    111,580
  400,000         58,860    93,290 127,720 162,150  196,580    226,580
  600,000         88,860   140,790 192,720 244,650  296,580    341,580
  800,000        118,860   188,290 257,720 327,150  396,580    456,580
1,000,000        148,860   235,790 322,720 409,650  496,580    571,580
1,200,000        178,860   283,290 387,720 492,150  596,580    686,580
1,400,000        208,860   330,790 452,720 574,650  696,580    801,580
1,600,000        238,860   378,290 517,720 657,150  769,580    916,580

Note:

(1)As of December 31, 1993, the years of credited service for the executive officers named in the Summary Compensation Table were as follows: 12.7 years for Edmund M. Carpenter; 21.1 years for Joel S. Friedman; 18.3 years for Peter A. Laing; 11.3 years for Stephen W. Nagy; and 33.9 years for Edgar J. Smith, Jr. The foregoing years of credited service include seven additional years of service recognized under employment agreements with Edmund M. Carpenter and Stephen W. Nagy, and, in the case of Edmund M. Carpenter, pension benefits from his previous employer will be an offset against the pension benefits payable to him by the Corporation.
The Corporation has a Change in Control Severance Pay Plan for executive officers providing for a lump sum payment equal to thirty-six months of compensation in the event of Involuntary Termination within two years after a Change in Control as such terms are defined in the Plan. In addition, the executive officers will continue to receive all benefits applicable to active salaried employees for a period of thirty-six months following Involuntary Termination. This Plan also covers certain other key employees but at different levels of benefits than the foregoing.
                                      17

                PERFORMANCE GRAPH ON COMPARISON OF FIVE-YEAR
                       CUMULATIVE TOTAL RETURN AMONG
              GENERAL SIGNAL CORPORATION, THE S&P 500 INDEX AND
                           THE S&P CAP GOODS INDEX

The following graph sets forth a five-year comparison of total cumulative return for the Common Stock of the Corporation, the S&P 500 Index and the S&P Cap Goods Index. It assumes $100 invested on December 31, 1988 in the Common Stock of the Corporation, the S&P 500 and the S&P Cap Goods Index. Total return assumes the reinvestment of dividends quarterly and a fiscal year ending December 31.






(This graph was forwarded to the SEC in triplicate under Form SE on 3/18/94)

            REPORT OF THE PERSONNEL AND COMPENSATION COMMITTEE ON
                           EXECUTIVE COMPENSATION
Introduction

The Personnel and Compensation Committee of the Board of Directors (the "Com-mittee") assists the Board of Directors in overseeing the compensation of the executive officers and administers the executive compensation programs.The Committee is composed of five independent, non-employee directors. The Com-mittee reviews the compensation of the executive officers and makes recommen-dations to the Board of Directors with respect to the compensation of the Chairman and Chief Executive Officer and the executive officers reporting to him. The Committee meets in executive session to evaluate the performance of such individuals and reports on that evaluation to the independent directors of the Board. In addition, the Committee has available to it, and does em-ploy, the services of an independent consultant on compensation and benefit matters.

The Corporation's compensation philosophy is based on the belief that compen-sation of its executive officers and key employees should be linked with business strategy and operating performance. The total compensation program is designed to attract, retain and reward employees and to provide an appro-priate linkage between executive compensation and the creation of shareholder value. To achieve this linkage, executive salaries and incentive bonuses are paid on the basis of the Corporation's performance.

In addition, the grant of stock options (some of which are both "front-loaded" and "premium-priced" for senior executives) and restricted stock awards provide an important incentive in building shareholders' wealth and aligning the interest of employees and shareholders. A "front-loaded" stock option is a grant for a higher number of shares with a longer vesting period than a normal grant but with the anticipation of no additional options to be granted for a period of time. A "premium-priced" option is an option that is granted at an exercise price higher than the market price at the time of the grant.

In total, the combination of these elements of compensation provides motivation for achieving short-term results, as well as building and enhancing the long-term interests of the Corporation and its shareholders.

Independent Compensation Consultant Review

The Committee periodically uses the services of an independent compensation consultant to evaluate Mr. Carpenter's total compensation package and to measure competitive status of the Corporation's compensation programs.

In June 1992, the Committee's consultant was reengaged to update compensation analyses which the consultant had previously performed in 1990. The 1992 report analyzed the 1991 total compensation packages of Mr. Carpenter and the next four highest-paid executive officers and compared them with twenty-two peer companies as reported in their proxy statements.

The twenty-two companies used for comparison represented organizations that, individually and collectively, participated in the spectrum of industries in which the Corporation was involved at the time of the independent compensation consultant's 1990 and 1992 studies. The specific group was comprised of manu-facturing companies which were of similar size,structure, product offerings
or location and                    19
were participants in national compensation databases that would permit compen-sation comparisons on an ongoing basis. The individual companies were chosen by the independent consultant after consultation with the Corporation's manage-ment and members of the Committee. Fifteen of the twenty-two individual com-parator companies were among those included in the S&P's Cap Goods Index.

The final selection of the twenty-two companies was made by the independent consultant.The consultant's findings, with which the Committee and Board con-curred, were that the Corporation's compensation package and processes were competitive and appropriate. Based on this review, base salary recommendations for 1993 were developed.

Base Salary

The Committee annually establishes base salaries for the Corporation's senior executives by review of recommendations submitted by the Chief Executive Of-ficer and the Corporation's senior Human Resources executive. The Committee approves or modifies, as it deems appropriate, the base salary plan developed by the Human Resources staff. This plan is based on industry, peer group, and national compensation surveys.

The Corporation maintains access to several national compensation databases that are gathered, updated, and published annually by well known compensation consulting firms. Most of the 102-company S&P Cap Goods Index, selected by the Corporation as an index utilized to illustrate the comparisons in the five-year cumulative total return performance graph shown on page 18, are included in one or more of these national databases.

With the primary objective of creating and maintaining a compensation program that attracts, retains and motivates the best executive talent available, the Committee considers several sets of factors when determining base salaries for the Corporation's senior executives. It first reviews the data provided from the surveys to determine the general midrange of salaries for positions of similar responsibility in companies of like size, structure, product offerings or location. From this basis the Committee considers the perceived quality of the individual's performance as well as the complexity of the position's indi-vidual responsibilities and accountabilities.

The attainment of the specific goal of planned earnings-per-share is the fac-tor most heavily weighed in the cases of the Chief Executive Officer and his executive staff. The Committee also weighs the value of achievement of sub-jective factors such as demonstrated management ability, initiative, and con-tributions towards the Corporation's goal of leadership within the industries in which it competes.

The Committee also weighs, when appropriate, the value of the individual's ac-tions during times when progress towards predetermined goals was hindered by elements outside the Corporation's and the executive's control. Such times in-clude economic downturns and other national or global phenomena that adversely affected not only the Corporation's performance but industry overall. The Committee recognizes that the operational challenges faced during unforeseen times or events such as these are often valid reasons to modify what may other-wise be a negative result to the base salary decision.

Finally, the Committee considers the individual executive's impact on those el-ements that contribute to increased shareholder value. The Committee's dis-cretion ultimately determines the weighing of these various factors in its final determination of base salary development or adjustment.
Incentive Compensation Plan

Under the Incentive Compensation Plan, key employees of the Corporation annually may be awarded bonuses determined by the Committee. Executive officers, unit presidents and virtually all senior staff managers throughout the Corporation are eligible for participation in the Incentive Compensation Plan.

The purpose of the Incentive Compensation Plan is to recognize employees of the Corporation and its business units in significant positions who contribute materially to the success of the business by their ability, ingenuity and industry, and to reward such contributions. The Committee reviews the administration of the overall Incentive Compensation Plan, recommends to the Board of Directors the annual recommendations for executive officers, and determines the appropriate reward to be recommended to the Board of Directors for the Chairman.

Business unit performance is measured against goals for operating income, return on capital and cash flow, while corporate performance is measured against earnings per share goals. At the beginning of each year the Committee approves corporate goals that provide the basis for the payment of awards. Utilizing information from industry, peer group and national compensation surveys, each participant has a competitive "target" percentage of total salary paid based on the individual's salary grade level. At the end of the operating year, the Committee reviews the Corporation's performance against the goals. "Target" awards for individuals are adjusted up or down to reflect the actual results of the Corporation or business unit and are further dependent upon the individual's contribution during the year.
In 1993 most of the Corporation's continuing operating units achieved or exceeded individual measurement goals. Some units received no award based on their failure to attain their goals. Overall, the Corporation essentially achieved its earnings-per-share goal from operations, and awards for corporate executives were formulated on that basis. The Incentive Compensation Plan is among the strongest linkages between individual performance and shareholder value over the short term.

Stock Option/Restricted Stock

The Committee decided in 1991 to emphasize the grant of stock options to Mr. Carpenter and the other executive officers as a long term incentive program in place of the cash incentive units. Therefore, the Corporation discontinued the cash awards under the Long Term Incentive Plan in 1991, and the period of 1989-1991 was the last award period under the Long Term Incentive Plan for which cash payments were made.

The new program is intended to create long-term incentives to increase shareholder value. To increase equity and shareholder focus, the 1991 stock option grant was larger than a normal grant (i.e., front-loaded) with generally a five-year vesting schedule. The 1991 stock option grant replaced three years' worth of normal annual stock option grants (1990, 1991 and 1992) and the cash incentive units that would have been awarded under the Long Term Incentive Plan for the 1990-1992 award period.

Under the 1991 stock option grant to Mr. Carpenter, as well as the stock option grants to the other executive officers, only one-third of the shares subject to the option is exercisable at a price equal to 100% of the fair market value on the date of grant. The remaining two-thirds of the options are exercisable at a premium (generally 15% above market value on the date of grant for the second one-
third of the shares and generally 35% above market value on the date of grant for the remaining shares). These options are generally subject to a five-year vesting schedule.

As noted in the next section, the Committee also granted stock options in 1993 as part of the stock ownership guidelines for executives established by the Committee in 1993.

During 1993, 1992 and 1991, an aggregate of 29,170 shares of restricted stock was awarded to certain employees, including three current executive officers not named in the Summary Compensation Table (see footnote 2 to the Summary Com-pensation Table on page 13).

Stock Ownership Guidelines

In 1993, the Committee, based upon management recommendations and in consulta-tion with an independent compensation consultant, considered and acted upon several matters relating to stock ownership guidelines for executive officers and Unit Presidents.

The Committee established ownership guideline levels of General Signal stock for executive officers and Unit Presidents. The guidelines are calculated by reference to the value of the Corporation's shares as a multiple of base sal-ary: four times for the Chairman and Chief Executive Officer, three times for the Senior Vice Presidents, two times for Vice Presidents and one time for Unit Presidents. Individuals are expected to have progressed at least halfway toward the goal within three years, and if the target is not reached in five years, incentive compensation bonuses will be paid in restricted stock until the ownership level is achieved. The shares held by an individual in the Cor-poration's Savings Plan, in "phantom stock units" under the new Deferred Com-pensation Plan discussed below, or outright, will be included. However, un-exercised stock options will not be included in meeting the ownership goal.

The Committee approved a single year stock option grant to executive officers and Unit Presidents in 1993. The level of grants to executives was determined in a manner similar to the method used for development of base salary. Com-petitive data from industry, peer group and national surveys of long term in-centive plans were examined and implemented at the midrange of positions of similar responsibility in companies of like size, structure, product offerings or location.

In addition, the Committee approved the implementation of a replacement ("reload") provision for unexercised stock options to encourage the early ex-ercise and holding of stock option shares by executives subject to the owner-ship guidelines. Under this feature, a replacement option is granted when an optionee exercises a stock option by surrendering shares of Common Stock which the optionee already owns in payment of the exercise price. The replacement option covers the number of shares surrendered in the option exercise (includ-ing shares for applicable taxes) and has an exercise price equal to the market price on the date of exercise. The expiration date of the replacement option is the same as the expiration date of the option that was exercised. The re-placement option becomes exercisable one year from the date the original option was exercised; provided, however, that the replacement option will be forfeited if the shares acquired on the exercise of the original option are sold for cash prior to holding them for at least one year.

The Deferred Compensation Plan was also established in 1993. It offers the choice for executives subject to the ownership guidelines to defer certain com-pensation on a pre-tax basis to make up benefits (including matching contribu-tions) lost due to restrictions on the Savings Plan imposed by the Code. The matching contributions will be forfeited in the event the employee leaves the employ of the Corporation for any reason, other than death or disability, prior
to one year from the date such         22

matching contributions are allocated to the employee's account. The compensation deferred will be credited in "phantom stock units" of the Corporation based on the value of shares of Common Stock of the Corporation, except at age 62 a participant may convert all or part of the "phantom stock units" in this portion of the Plan into a Fixed Income Balance (which is the investment equivalent of an investment in the Fixed Income Fund under the Savings Plan).

The Deferred Compensation Plan also permits the deferral of all or part of the incentive compensation bonuses into "phantom stock units" with the Corporation contributing an amount equal to 10% of the deferral, also in "phantom stock units", which deferral and 10% contribution will be forfeited in the event the employee leaves the employ of the Corporation for any reason, other than death or disability, prior to one year from the date of the deferral. The value of the "phantom stock units" at the time of distribution is payable in cash. The "phantom stock units" under both portions of this Plan are subject to certain restrictions and count toward the ownership guidelines.

The Committee believes that the various stock incentive programs implemented (including the front-loaded options granted in 1991) as vehicles for achieving meaningful executive stock ownership requirements provide a primary means of relating the interests of executives to the interests of shareholders. This results in substantial personal investment tied to the performance of the Corporation's shares so that the linkage of executives to shareholders is significant.

Corporate Performance and CEO Compensation

Edmund M. Carpenter's salary was $733,654 and his incentive compensation bonus was $450,000 for a total of $1,183,654 for 1993. As indicated in the prior discussion of base salaries, Mr. Carpenter's base salary was determined on the basis of individual performance and is a reflection of the substantial progress made during his tenure in the repositioning of the Corporation. The determination of his 1993 incentive compensation bonus was based on the level of achievement of the earnings-per-share goal from operations and the progress in carrying out the Corporation's objectives and strategies.

The Corporation's net income for 1993 was impacted by the divestiture of the semiconductor equipment operations as well as the impact of the increase in the number of shares outstanding, the effects of the Corporation recording a number of one-time items in the fourth quarter, the adoption of Financial Accounting Standards Board Statement No. 112, "Employer's Accounting for Post-Employment Benefits" in the fourth quarter effective as of January 1, 1993 and the results which were achieved in less than favorable economic conditions. The salary and incentive compensation levels of the other executive officers were determined on the same principles.

With respect to the compensation expected to be paid to Mr. Carpenter in 1994, the Corporation does not expect to be subject to the loss of any deduc-tion due to the $1 million deduction limit under the Code for compensation paid during 1994.

Committee Conclusion

The Committee believes that the caliber and motivation of the Corporation's employees and the quality of their leadership make a significant difference in long-term performance. The Committee further believes that it is in the shareholders' interests to compensate executives well when performance meets or exceeds high standards set by the Board, so long as there is an appropriate downside risk to compensation when performance falls short of such high stan-dards. The Committee believes that the

 Corporation's current compensation program meets these requirements and is deserving of shareholders' support.

 This report is respectfully submitted by the Committee, composed of:

   Ronald E. Ferguson, Chairman
   Ralph E. Bailey
   John P. Horgan
   Richard J. Kogan
   John R. Selby

                      CERTAIN INFORMATION AS TO INSURANCE

The Corporation has purchased from Great American Insurance Company and National Union Fire Insurance Company of Pittsburgh, PA, insurance to indemnify the Corporation and all of its directors, officers and other employees who hold management positions in the Corporation and its divisions and subsidiaries for those liabilities in respect of which such indemnification insurance is permitted under the laws of the State of New York. The policies run for one year from September 1, 1993 to September 1, 1994 and cost $362,250 per year.

The Corporation has additionally purchased insurance from National Union Fire Insurance Company of Pittsburgh, PA, covering any directors, officers and employees who are or shall be in breach of any fiduciary duty imposed by the Employee Retirement Income Security Act of 1974 upon fiduciaries as defined under that Act. The policy runs for one year from September 1, 1993 to September 1, 1994 and costs $59,670 per year.

                                OTHER MATTERS

The management is not aware that any matters other than those set forth herein will be presented for action at the Annual Meeting. However, if any other matter should properly come before the meeting, the persons authorized by the accompanying proxy will vote and act with respect thereto according to their best judgment in the interest of the Corporation.

                            SHAREHOLDER PROPOSALS

In order for shareholder proposals for the 1995 Annual Meeting of Shareholders to be eligible for inclusion in the Corporation's proxy statement, they must be received by the Corporation at its principal office in Stamford, Connecticut, no later than November 22, 1994.

                                          March 22, 1994

                                      24
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                  G
                           S

GENERAL SIGNAL


One High Ridge Park
P. O. Box 10010
Stamford, Connecticut 06904
203 329 4100

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                                          INDEX

Photograph of Director, Ronald E. Ferguson                Page 8
Photograph of Director, C. Robert Kidder                  Page 8
Photograph of Director, John R. Selby                     Page 8
Photograph of Director, Ralph E. Bailey                   Page 9
Photograph of Director, Roland W. Schmitt                 Page 9
Photograph of Director, Nathan R. Owen                    Page 9
Photograph of Director, John P. Horgan                    Page 10
Photograph of Director, Van Cm Campbell                   Page 10
Photograph of Director, Edmund M. Carpenter               Page 10
Photograph of Director, Richard J. Kogan                  Page 10
Performance Graph on Comparison of Five-Year
 Cumulative Total Return Among General Signal
 Corporation, The S&P 500 Index and The S&P
 Cap Goods Index                                          Page 18



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